Exhibit 99.1

FOR IMMEDIATE RELEASE	October 31, 2011
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 9
Financial Analyst Contact: Chris Norman, (520) 884-3649
UNISOURCE ENERGY REPORTS THIRD QUARTER 2011 EARNINGS,
NARROWS 2011 EARNINGS GUIDANCE RANGE
•	UniSource Energy’s net income for the third quarter of 2011 was $59.7 million, or $1.46 per diluted share of common stock, compared with net income of $55.7 million, or $1.38 per diluted share, in the third quarter of 2010.
•	Financial results from the third quarter of 2011 include a $4 million after-tax gain related to the settlement of a transmission dispute involving Tucson Electric Power (TEP), UniSource Energy’s primary subsidiary. Results in the third quarter of 2010 included $5 million of non-cash, non-operating after-tax charges at Millennium Energy Holdings (Millennium), a subsidiary that holds UniSource Energy’s unregulated energy investments.
•	UniSource Energy narrowed its 2011 earnings guidance range of $2.60 to $2.90 per diluted share to $2.70 to 2.80 per diluted share. This new range reflects year-to-date results and includes the after-tax gain of $0.11 per diluted share recorded in the third quarter related to the transmission dispute.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported third quarter 2011 net income of $59.7 million, or $1.46 per diluted share of common stock, compared with $55.7 million, or $1.38 per diluted share, in the same period last year.
For the nine months ended September 30, 2011, UniSource Energy’s net income was $101.8 million, or $2.53 per diluted share of common stock, compared with net income of $101.7 million, or $2.57 per diluted share, in the first nine months of 2010.
“We are encouraged that third quarter earnings were largely in line with our forecast despite tepid economic conditions,” said Paul Bonavia, Chairman, President and CEO of UniSource Energy. “The operational performance of our utility companies remains strong. We are managing operating expenses to reflect the level of energy sales without compromising the safety or reliability of our service.” Bonavia added, “We are narrowing our 2011 earnings guidance range to reflect year-to-date results.”
UniSource Energy’s financial results primarily reflect those of TEP, which reported net income of $53.9 million in the third quarter of 2011, down from $59.7 million in the third quarter of 2010. The decrease stemmed from lower retail sales volumes, reduced margin on long-term wholesale sales, and higher depreciation and amortization expense, partly offset by a $4 million after-tax gain related to the settlement of a transmission dispute with El Paso Electric.
Lingering regional economic struggles contributed to a reduction in TEP’s retail sales volumes and constrained wholesale power prices, leading to a larger-than-expected reduction in the margin on TEP’s long-term wholesale sales.

“Our local economic recovery has not gained traction in all sectors,” Bonavia said. “Retail sales growth in 2012 may be difficult to achieve, which means we are prepared to hold next year’s target for base operating expenses near the same level as 2011.”
TEP’s retail kilowatt-hour (kWh) sales fell 1.3 percent compared with the third quarter of 2010. TEP’s service area experienced hotter than normal weather in the third quarter of 2011, but cooling degree days were slightly below the same period last year. While quarterly industrial sales held steady and mining sales increased slightly year-over-year, sales to residential and commercial customers were down compared with the third quarter of 2010.
TEP’s retail sales have been increasingly affected by energy efficiency programs which have generated benefits for TEP customers through reduced bills, while scaling back the company’s retail sales by an estimated 1 percent during the third quarter of 2011. Arizona’s Energy Efficiency Standards require electric utilities to gradually increase the energy savings realized through cost-effective energy efficiency and conservation programs each year.
2011 Earnings Outlook
UniSource Energy narrowed its 2011 earnings guidance range of $2.60 to $2.90 per diluted share to $2.70 to 2.80 per diluted share. This new range reflects year-to-date results and includes the after-tax gain of $0.11 per diluted share recorded in the third quarter related to the transmission dispute.
Seasonality of Earnings
The net income and results of operations at TEP as well as at UNS Gas and UNS Electric — operating subsidiaries of UniSource Energy Services (UES) — are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters, when hot weather contributes to higher energy consumption. TEP’s retail prices, which include higher rates for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas records the majority of its net income during the first and fourth quarters.
Tucson Electric Power
Retail kWh Sales and Revenues
TEP’s retail kWh sales fell 1.3 percent in the third quarter of 2011 compared with the same period last year. Residential and commercial kWh sales were down 1.9 percent and 2.3 percent, respectively, compared with the third quarter of 2010. Energy sales to industrial customers increased 0.4 percent year over year, while sales volumes to mining customers remained essentially flat.
Retail margin revenues decreased $4 million, or 1.9 percent, in the third quarter of 2011 compared to the same period last year. These revenues do not include customer surcharges used to fund renewable energy and energy efficiency programs or a $12 million increase in revenues that cover fuel and purchased power costs.
Long-Term Wholesale Revenues
The margin on TEP’s long-term wholesale kWh sales fell by $5 million compared with the third quarter of 2010. The decrease reflects the terms of TEP’s wholesale sales contract with Salt River Project (SRP). Effective June 1, 2011, SRP no longer pays TEP a monthly demand charge of approximately $2 million. Instead, SRP is required to purchase 73,000 MWh per month, or 876,000 MWh annually, at an energy price set at a discount to the Palo Verde Market Index.

Other Operating Expenses
TEP’s base operating and maintenance (O&M) expense increased by $2 million in the third quarter of 2011 compared with the same period last year. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements.
Depreciation and amortization expense increased by $2 million in the third quarter of 2011 due primarily to additional plant-in-service compared with the same period last year.
Year-to-Date Results
TEP reported net income of $83.8 million for the first nine months of 2011, compared with net income of $98.1 million in the same period last year. That decrease was due to: a decline in long-term wholesale margin revenues; a decrease in wholesale transmission revenues; an increase in base O&M due to planned generating plant maintenance expense; higher depreciation expense; and an increase in interest expense.
UNS Gas
UNS Gas reported a net loss of $1 million in the third quarters of both 2011 and 2010. For the first nine months of 2011, UNS Gas reported net income of $6 million compared with $5 million in the same period last year. The increase is due primarily to a rate increase that was effective in April 2010.
UNS Electric
UNS Electric reported net income of $7 million in the third quarter of 2011 compared with $5 million in the third quarter of 2010. For the first nine months of 2011, UNS Electric reported net income of $14 million compared with $12 million in the same period last year. The increase in net income in both periods is due primarily to a rate increase that took effect in October 2010.
In July 2011, UNS Electric purchased the Black Mountain Generating Station (BMGS) from UniSource Energy Development, a subsidiary of UniSource Energy. In accordance with accounting rules related to the transfer of a business held under common control, we reflect UNS Electric’s purchase of BMGS as if it occurred on January 1, 2009. The transaction increased UNS Electric’s net income by $2 million for the three months ended September 30, 2010, and had no impact on the three months ended September 30, 2011. UNS Electric’s net income increased by $2 million for the nine months ended September 30, 2011, and $4 million for the nine months ended September 30, 2010. The transaction had no impact on UniSource Energy’s consolidated financial statements.
Millennium
Millennium recorded $1 million of net income in the third quarter of 2011 related to the sale of a building. In the third quarter of 2010, Millennium recorded a $6 million loss due to $5 million of income tax expense related to the write-off of deferred tax assets and a $1 million after-tax impairment loss related to its investments.
In the first nine months of 2011, Millennium recorded net income of $2 million compared with a net loss of $9 million in the same period last year. Millennium’s results in the first nine months of 2010 include the write-off of deferred tax assets and impairment losses related to its investments.

Net Income and Earnings Per Share Summary

	3rd Quarter		YTD Sept. 30
Net Income	2011	2010	2011	2010
	-Millions-		-Millions-
Tucson Electric Power	$53.9	$59.7	$83.8	$98.1
UNS Gas	(0.7)	(1.0)	5.8	5.3
UNS Electric	7.0	4.6	14.4	12.1
Other Non-Reportable Segments and Consolidating Adj.	(0.5)	(7.6)	(2.2)	(13.8)

Net Income	$59.7	$55.7	$101.8	$101.7

Avg. Basic Shares Outstanding (millions)	37.1	36.5	36.9	36.3
Avg. Diluted Shares Outstanding (millions)	41.8	41.1	41.6	40.9

	3rd Quarter		YTD Sept. 30
Earnings Per UniSource Energy Share	2011	2010	2011	2010
Tucson Electric Power	$1.45	$1.63	$2.27	$2.70
UNS Gas	(0.02)	(0.03)	0.16	0.15
UNS Electric	0.19	0.13	0.39	0.33
Other Non-Reportable Segments and Consolidating Adj.	(0.01)	(0.21)	(0.06)	(0.38)

Net Income per Basic Share	$1.61	$1.52	$2.76	$2.80

Net Income per Diluted Share	$1.46	$1.38	$2.53	$2.57

UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.
Revision of Prior Period Financial Statements
During the first half of 2011, we identified errors related to prior periods in two categories: (i) deliveries of electricity related to transmission agreements at TEP; and (ii) the calculation of income tax expense as it relates to Allowance for Equity Funds Used During Construction (AFUDC). We assessed the materiality of these errors on prior period financial statements and concluded that while they were not material to any prior annual or interim periods, the cumulative impact could be material to the annual period ending December 31, 2011, and the interim period ended June 30, 2011, if included in 2011. As a result, in accordance with Staff Accounting Bulletin 108, we revised our prior period financial statements in or Form 10-Q for the period ended June 30, 2011.

In the third quarter of 2011, following the review of our remaining agreements, we identified additional errors in prior periods. We assessed the materiality of these errors, considered together with the errors identified in the first half of 2011, on prior period financial statements and concluded that, while they were not material to any prior annual or interim periods, we should update the prior revision to reflect all of the errors identified in 2011. As a result, in accordance with Staff Accounting Bulletin 108, we revised our prior period financial statements. Please refer to UniSource Energy’s and TEP’s third quarter SEC form 10-Q, which is expected to be filed on or before November 9, 2011, for more information.
Conference Call and Webcast
The company will host a conference call on October 31, 2011 at 12:00 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time.
Dial-in number: (877) 582-0446
Reference code: 23291820
The conference call also can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.
Replay number: (855) 859-2056
Reference code: 23291820
In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during the third quarter of 2011. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.9 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 403,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 237,000 customers in northern and southern Arizona. Visit uns.com for more information about UniSource Energy and its subsidiaries.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2011 earnings guidance. These factors include: state and federal regulatory and legislative decisions and actions, including environmental legislation and renewable energy requirements; regional economic and market conditions that could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; changes to long-term contracts; the cost of fuel and energy supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2011 RESULTS
UniSource Energy Corporation
Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Three Months Ended
	September 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$363,385	$360,028	$3,357	0.9
Electric Wholesale Sales	41,847	36,838	5,009	13.6
Gas Revenue	16,831	16,140	691	4.3
Other Revenues	28,884	25,824	3,060	11.8

Total Operating Revenues	450,947	438,830	12,117	2.8

Operating Expenses
Fuel	98,962	89,874	9,088	10.1
Purchased Energy	88,734	93,889	(5,155)	(5.5)
Transmission	(1,354)	3,380	(4,734)	N/M
Decrease to Reflect PPFAC/PGA Recovery Treatment	(3,576)	(11,735)	8,159	69.5

Total Fuel and Purchased Energy	182,766	175,408	7,358	4.2
Other Operations and Maintenance	90,781	88,936	1,845	2.1
Depreciation	33,553	32,450	1,103	3.4
Amortization	7,882	7,177	705	9.8
Taxes Other Than Income Taxes	12,205	11,334	871	7.7

Total Operating Expenses	327,187	315,305	11,882	3.8

Operating Income	123,760	123,525	235	0.2

Other Income (Deductions)
Interest Income	1,919	2,011	(92)	(4.6)
Other Income	1,678	2,196	(518)	(23.6)
Other Expense	(1,412)	(2,456)	1,044	42.5

Total Other Income (Deductions)	2,185	1,751	434	24.8

Interest Expense
Long-Term Debt	17,945	15,928	2,017	12.7
Capital Leases	10,248	11,616	(1,368)	(11.8)
Other Interest Expense, Net of Interest Capitalized	(88)	(1,726)	1,638	94.9

Total Interest Expense	28,105	25,818	2,287	8.9

Income Before Income Taxes	97,840	99,458	(1,618)	(1.6)
Income Tax Expense	38,128	43,793	(5,665)	(12.9)

Net Income	$59,712	$55,665	$4,047	7.3

Weighted-Average Shares of Common Stock Outstanding (000)
Basic	37,053	36,533	520	1.4

Diluted	41,777	41,141	636	1.5

Earnings per Share
Basic	$1.61	$1.52	$0.09	5.9

Diluted	$1.46	$1.38	$0.08	5.8

Dividends Declared per Share	$0.42	$0.39	$0.03	7.7

N/M — Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2011 RESULTS
UniSource Energy Corporation
Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Nine Months Ended
	September 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$856,216	$824,714	$31,502	3.8
Electric Wholesale Sales	121,506	102,397	19,109	18.7
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(2,970)	2,970	N/M
Gas Revenue	99,041	96,598	2,443	2.5
Other Revenues	88,624	76,053	12,571	16.5

Total Operating Revenues	1,165,387	1,096,792	68,595	6.3

Operating Expenses
Fuel	252,103	219,192	32,911	15.0
Purchased Energy	233,344	243,285	(9,941)	(4.1)
Transmission	4,612	8,688	(4,076)	(46.9)
Decrease to Reflect PPFAC/PGA Recovery Treatment	(5,174)	(34,260)	29,086	84.9

Total Fuel and Purchased Energy	484,885	436,905	47,980	11.0
Other Operations and Maintenance	281,888	258,979	22,909	8.8
Depreciation	99,653	95,773	3,880	4.1
Amortization	22,513	20,797	1,716	8.3
Taxes Other Than Income Taxes	36,579	35,559	1,020	2.9

Total Operating Expenses	925,518	848,013	77,505	9.1

Operating Income	239,869	248,779	(8,910)	(3.6)

Other Income (Deductions)
Interest Income	3,739	5,891	(2,152)	(36.5)
Other Income	7,155	9,334	(2,179)	(23.3)
Other Expense	(2,830)	(9,359)	6,529	69.8

Total Other Income (Deductions)	8,064	5,866	2,198	37.5

Interest Expense
Long-Term Debt	54,240	46,984	7,256	15.4
Capital Leases	30,108	35,124	(5,016)	(14.3)
Other Interest Expense, Net of Interest Capitalized	(1,118)	(1,213)	95	7.8

Total Interest Expense	83,230	80,895	2,335	2.9

Income Before Income Taxes	164,703	173,750	(9,047)	(5.2)
Income Tax Expense	62,916	72,018	(9,102)	(12.6)

Net Income	$101,787	$101,732	$55	0.1

Weighted-Average Shares of Common Stock Outstanding (000)
Basic	36,930	36,321	609	1.7

Diluted	41,577	40,923	654	1.6

Earnings per Share
Basic	$2.76	$2.80	$(0.04)	(1.4)

Diluted	$2.53	$2.57	$(0.04)	(1.6)

Dividends Declared per Share	$1.26	$1.17	$0.09	7.7

N/M — Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2011 RESULTS
TUCSON ELECTRIC POWER COMPANY
Condensed Consolidated Statements of Income
(in thousands of dollars)
(UNAUDITED)

	Three Months Ended
	September 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$308,924	$300,348	$8,576	2.9
Electric Wholesale Sales	29,608	26,731	2,877	10.8
Other Revenues	31,313	27,559	3,754	13.6

Total Operating Revenues	369,845	354,638	15,207	4.3

Operating Expenses
Fuel	95,977	85,174	10,803	12.7
Purchased Power	40,509	47,909	(7,400)	(15.4)
Transmission	(4,266)	972	(5,238)	N/M
Increase (Decrease) to Reflect PPFAC Recovery Treatment	1,115	(12,724)	13,839	N/M

Total Fuel and Purchased Energy	133,335	121,331	12,004	9.9
Other Operations and Maintenance	79,837	74,687	5,150	6.9
Depreciation	26,541	25,190	1,351	5.4
Amortization	8,798	8,153	645	7.9
Taxes Other Than Income Taxes	9,855	9,222	633	6.9

Total Operating Expenses	258,366	238,583	19,783	8.3

Operating Income	111,479	116,055	(4,576)	(3.9)

Other Income (Deductions)
Interest Income	1,666	1,725	(59)	(3.4)
Other Income	229	2,018	(1,789)	(88.7)
Other Expense	(2,754)	(2,468)	(286)	(11.6)

Total Other Income (Deductions)	(859)	1,275	(2,134)	N/M

Interest Expense
Long-Term Debt	12,081	10,223	1,858	18.2
Capital Leases	10,248	11,614	(1,366)	(11.8)
Other Interest Expense, Net of Interest Capitalized	(44)	(1,683)	1,639	97.4

Total Interest Expense	22,285	20,154	2,131	10.6

Income Before Income Taxes	88,335	97,176	(8,841)	(9.1)
Income Tax Expense	34,423	37,472	(3,049)	(8.1)

Net Income	$53,912	$59,704	$(5,792)	(9.7)

Electric MWh Sales:
Retail Sales	2,985,792	3,026,232	(40,440)	(1.3)
Long-Term Wholesale Sales	230,611	223,728	6,883	3.1

N/M — Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2011 RESULTS
TUCSON ELECTRIC POWER COMPANY
Condensed Consolidated Statements of Income
(in thousands of dollars)
(UNAUDITED)

	Nine Months Ended
	September 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$714,278	$685,322	$28,956	4.2
Electric Wholesale Sales	96,623	96,997	(374)	(0.4)
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(2,970)	2,970	N/M
Other Revenues	93,765	81,066	12,699	15.7

Total Operating Revenues	904,666	860,415	44,251	5.1

Operating Expenses
Fuel	246,563	209,843	36,720	17.5
Purchased Power	84,189	105,900	(21,711)	(20.5)
Transmission	(2,339)	2,818	(5,157)	N/M
Decrease to Reflect PPFAC Recovery Treatment	(5,146)	(23,023)	17,877	77.6

Total Fuel and Purchased Energy	323,267	295,538	27,729	9.4
Other Operations and Maintenance	246,423	219,664	26,759	12.2
Depreciation	78,124	74,143	3,981	5.4
Amortization	25,282	23,963	1,319	5.5
Taxes Other Than Income Taxes	29,803	28,903	900	3.1

Total Operating Expenses	702,899	642,211	60,688	9.4

Operating Income	201,767	218,204	(16,437)	(7.5)

Other Income (Deductions)
Interest Income	2,983	5,111	(2,128)	(41.6)
Other Income	4,597	4,351	246	5.7
Other Expense	(7,751)	(7,352)	(399)	(5.4)

Total Other Income (Deductions)	(171)	2,110	(2,281)	N/M

Interest Expense
Long-Term Debt	36,493	30,255	6,238	20.6
Capital Leases	30,107	35,118	(5,011)	(14.3)
Other Interest Expense, Net of Interest Capitalized	(881)	(1,641)	760	46.3

Total Interest Expense	65,719	63,732	1,987	3.1

Income Before Income Taxes	135,877	156,582	(20,705)	(13.2)
Income Tax Expense	52,104	58,447	(6,343)	(10.9)

Net Income	$83,773	$98,135	$(14,362)	(14.6)

Electric MWh Sales:
Retail Sales	7,272,091	7,249,048	23,043	0.3
Long-Term Wholesale Sales	668,995	727,470	(58,475)	(8.0)

N/M — Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.